Exhibit 99.1
Olo Announces Appointment of David Cancel to Board of Directors and Planned Departure of James D. Robinson IV

NEW YORK, NY - March 29, 2022 - Olo (NYSE: OLO), a leading on-demand e-commerce platform powering the restaurant industry’s digital transformation, today announced the appointment of David Cancel, co-founder and CEO of Drift, to its Board of Directors, effective as of March 25, 2022.
“We are incredibly pleased to welcome David to the Board of Directors,” said Noah Glass, Founder & CEO of Olo. “David’s deep experience in enterprise SaaS product innovation and his operational experience in executive leadership make him a great addition.”
Mr. Cancel is best known for creating hypergrowth products and product teams. Prior to co-founding Drift, he served as the Chief Product Officer at HubSpot and has spent much of his 25+ year career as a serial entrepreneur, founding multiple technology companies including Performable, Ghostery, and Compete. Mr. Cancel is also a podcast host, advisor, guest lecturer, and author on topics relevant to scaling and growing technology companies. Mr. Cancel attended Queens College of The City University of New York. Additionally, Mr. Cancel is a member of and proud advocate for the LatinX technology community.
“I am excited to advise Olo as a member of their Board and use my experience in the tech sector to support Olo’s strategic product development to serve the restaurant industry’s rapid transformation,” said Mr. Cancel.
The company also announced today the planned departure of James D. Robinson IV, Founder and General Partner of RRE Ventures, an Olo investor, from its Board of Directors, effective as of March 25, 2022. Mr. Robinson has served as a member of Olo’s Board of Directors since March 2008.
“I want to thank Jim for his valuable contributions to Olo’s success, including playing an important role in our growth and our transition to a public company. My fellow board members and I are grateful for his mentorship and friendship over the years,” said Mr. Glass.
“I am proud of Olo’s accomplishments during my tenure on the Board of Directors. I look forward to watching Olo’s trajectory and continue to be confident in its mission and future success,” said Mr. Robinson.
About Olo
Olo is a leading on-demand commerce platform powering the restaurant industry’s digital transformation. Millions of orders per day run on Olo’s enterprise SaaS engine, enabling brands to maximize the convergence of digital and brick-and-mortar operations. The Olo platform provides the infrastructure to capture demand and manage consumer orders from every channel. With integrations to over 200 technology partners, Olo customers can build digital experiences with the largest and most flexible restaurant commerce ecosystem on the market. Over 500 restaurant brands use Olo to grow digital sales, maximize profitability, and preserve direct consumer relationships. Learn more at olo.com.
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